Exhibit 4.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

     This Amendment (this “Amendment”) No. 1 to Stock Purchase Agreement is made as of December 6, 2004, by and among Natural Gas Services Group, Inc., a Colorado corporation (“Buyer”), Screw Compression Systems, Inc., a Texas corporation (the “Company”), and Paul D. Hensley, Tony Vohjesus and Jim Hazlett (collectively, the “Sellers”).

RECITALS

     WHEREAS, Buyer, the Company and the Sellers have entered into the Stock Purchase Agreement dated as of October 18, 2004 (the “Agreement”); and

     WHEREAS, Buyer, the Company and the Sellers wish to amend the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.	Capitalized Terms. Capitalized terms not defined in this Amendment shall have the same meaning given to them in the Agreement.

2.	Amendment to Agreement. Each of Buyer, the Company and the Sellers agrees to amend the Agreement as follows: The definition of Closing Date in Section 1.1 is amended to replace “December 6, 2004” with “January 7, 2005”.

3.	Remainder of Agreement Not Affected. Except as set forth in Paragraph 2 of this Amendment, the remaining terms and provisions of the Agreement remain in full force and effect and are hereby ratified and confirmed.

4.	Authority. Each party represents that such party has full corporate or other power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the provisions of Section 12.6 of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NATURAL GAS SERVICES GROUP, INC.
By:	/s/ Wallace C. Sparkman
Wallace C. Sparkman, President

SCREW COMPRESSION SYSTEMS, INC.
By:	/s/ Paul D. Hensley
Paul D. Hensley, President

/s/ Paul D. Hensley
Paul D. Hensley, individually

/s/ Tony Vohjesus
Tony Vohjesus, individually

/s/ Jim Hazlett
Jim Hazlett, individually

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